UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act Of 1934

October 30, 2007
Date of Report (Date of earliest event reported)
___________________________________________________________

ACURA PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)
___________________________________________________________

State of New York	1-10113	11-0853640
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

616 N. North Court, Suite 120
Palatine, Illinois 60067
(Address of principal executive offices) (Zip Code)

(847) 705-7709
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e- 4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On October 30, 2007, Acura Pharmaceuticals, Inc. (the “Company”) and King Pharmaceuticals Research and Development, Inc., a subsidiary of King Pharmaceuticals, Inc. (“King”), entered into a license, development and commercialization agreement (the “Agreement”). Under the terms of the Agreement, the Company will receive from King an upfront non-refundable cash payment of $30 million upon the satisfaction of the closing conditions and the effectiveness of the Agreement. The Agreement requires that simultaneous with the closing of the Agreement, the Company pre-pay in full its secured term loan in the principal amount of $5 million plus accrued interest, under the Company’s Loan Agreement dated March 29, 2000, as amended (the “Loan Agreement”) with Essex Woodlands Health Ventures Fund V, L.P., Care Capital Investments II, L.P., Care Capital Offshore Investments II, L.P., Galen Partners III, L.P., Galen Partners International III, L.P., Galen Employee Fund III, L.P. and certain individual lenders. In addition, the Loan Agreement provides that the principal amount and interest owing under the Loan Agreement must be mandatorily pre-paid by the Company, in whole or in part, within ten days of receipt of proceeds in excess of $5 million received by the Company from a third party pharmaceutical company or companies pursuant to which the Company, in one or more transactions, grants such pharmaceutical company or companies rights to any of the Company’s products or product candidates or rights to the Company’s Aversion® Technology. As a result, notwithstanding the requirement in the Agreement that the full principal and accrued interest under the Loan Agreement be pre-paid, the $30 million up-front payment to be paid to the Company by King upon the effectiveness of the Agreement would otherwise have triggered the Company’s mandatory prepayment obligation under the Loan Agreement.

Therefore, simultaneous with the Company’s receipt from King of the $30 million upfront cash payment contemplated in the Agreement, the Company will prepay the $5 million principal amount plus unpaid interest as provided in the Loan Agreement.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At the Company’s shareholder’s meeting on December 14, 2006, the shareholders granted the Board of Directors the authority to effect a reverse split of the Company’s common stock at one of six ratios (including a ratio of one for ten) prior to December 14, 2007. On October 30, 2007, the Board of Directors of the Company approved an amendment to the Company’s Restated Certificate of Incorporation to take effect on or about December 5, 2007, subject to compliance with OTC Bulletin Board requirements, to effect a one for ten reverse stock split of the Company’s common stock. The form of the Certificate of Amendment to the Company’s Restated Certificate of Incorporation is attached hereto as Exhibit 3.1.

If the total number of shares that a shareholder holds is not evenly divisible by ten, the shareholder will not receive a fractional share, but instead will receive cash in an amount equal to the fraction of a share that the shareholder otherwise would have been entitle to receive, multiplied by the average of the high bid and low asked prices of one share of the Company’s common stock, as reported by the OTC Bulletin Board, for the ten business days immediately preceding the effective date of the reverse stock split for which transactions in the common stock are reported.

Item 9.01  Financial Statements and Exhibits

Exhibit Number	Description

3.1	Form of Certificate of Amendment to the Registrant’s Restated Certificate of Incorporation

99.1	Press Release of the Registrant dated October 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ACURA PHARMACEUTICALS, INC.

By:	/s/ Peter Clemens
Peter A. Clemens
Senior Vice President & Chief Financial Officer

Date: October 30, 2007

EXHIBIT INDEX

Exhibit Number	Description

3.1	Form of Certificate of Amendment to the Registrant’s Restated Certificate of Incorporation

99.1	Press Release of the Registrant dated October 31, 2007.